Exhibit 4.5
                                                                     -----------

                            NON-COMPETITION AGREEMENT
                            -------------------------

         THIS NON-COMPETITION AGREEMENT (this "Agreement") entered into as of this ___ day of May, 2002 by and among The Ashton Technology Group, Inc., a Delaware corporation (the "Company"), OptiMark Innovations Inc., a Delaware corporation (the "Investor"), OptiMark, Inc., a Delaware corporation, and OptiMark Holdings Inc., a Delaware Corporation (the Investor, OptiMark, Inc. and OptiMark Holdings Inc, collectively, the "Group"). Unless otherwise stated in this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement dated as of the 4th day of February, 2002, by and between the Company and the Investor (the "Purchase Agreement").

                                 R E C I T A L S
                                 - - - - - - - -

         WHEREAS, pursuant to the terms of the Purchase Agreement, on the date of the Closing, the Investor is acquiring six hundred eight million seven hundred seven thousand five hundred sixty seven (608,707,567) shares of the Company's Common Stock; and

         WHEREAS, pursuant to Section 4.29 of the Purchase Agreement, it is a condition to consummate the transactions contemplated by the Purchase Agreement, that the Group enter into a non-competition agreement with the Company in form and substance mutually satisfactory to the Company and the Investor.

         NOW,   THEREFORE,   in   consideration   of  the  consummation  of  the
transactions contemplated by the Purchase Agreement and the mutual agreements and covenants herein contained, the parties hereto agree as follows:

         1. THE GROUP'S NON-COMPETITION COVENANTS. The Group agrees that, for the period commencing on the date of the Closing and ending five (5) years following the date of the Closing (the "Restricted Period"), the Group will not, within the Restricted Area (as hereinafter defined), (a) design, implement or operate a system or service, for itself or (b) operate a system for a third party, in the case of (a) and (b), that matches or fills equity orders for Securities (hereinafter defined) priced at the Volume Weighted Average Price ("VWAP") or (c) design, develop, create or issue any derivative instrument whose specifications or pricing is derived from the VWAP of an underlying equity security or index of securities (the "Restricted Business"). "Securities" means all equity securities and equity derivatives listed on a securities exchange or eligible for quotation on a securities quotation system in the United States or Canada, including American Depository Receipts, American Depository Shares and similar instruments.

         2. RESTRICTED AREA. The Group acknowledges that the Company will engage in the Restricted Business following the date of the Closing, throughout the world. For this reason, the Group acknowledges that the reasonable area covered by the covenants set forth in Section 1 shall be the world (the "Restricted Area").

         3. REMEDIES. The Group acknowledges that the remedy at law of monetary damages for any breach or threatened breach of the covenants of the Group contained in Section 1 hereof may be inadequate or impossible to ascertain, and that any breach or threatened breach by any member of the Group would cause immediate and irreparable damage to the Company and its respective affiliates. Therefore, the Group agrees that in the event of any breach or threatened breach by any member of the Group of any of its covenants herein, in addition to any and all legal and equitable remedies available to the Company, its affiliates and its respective successors and permitted assigns for such breach or threatened breach, including a recovery of damages, such party shall be entitled to seek preliminary or permanent injunctive relief.

         4. SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 4, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         5. MISCELLANEOUS.

               (a) NOTICE. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or facsimile, with receipt verified, or registered or certified mail, return receipt requested, addressed as follows:

                  (i)      If to the Company:

                           11 Penn Center
                           1835 Market Street, Suite 420
                           Philadelphia, PA  19103
                           Attention:  William Uchimoto, Esq.
                           Telephone:  (215) 789-3305
                           Facsimile:  (215) 789-3397



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



                           with copies to:

                           Christopher S. Auguste, Esq.
                           Jenkens & Gilchrist Parker Chapin LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, NY  10174
                           Telephone:  (212) 704-6000
                           Facsimile:  (212) 704-6288

                  (ii)     If to OptiMark Innovations Inc.:

                           c/o OptiMark Holdings, Inc.
                           10 Exchange Place
                           24th Floor
                           Jersey City, NJ  07302
                           Attention:  Secretary
                           Telephone:  (201) 536-7088
                           Facsimile:  (208) 293-4810

                  (iii)    If to OptiMark, Inc.:

                           10 Exchange Place
                           24th Floor
                           Jersey City, NJ  07302
                           Attention:  Neil Cohen, Esq.
                           Telephone:  (201) 536-7088
                           Facsimile:  (208) 293-4810

                           with a copy to:

                           Cummings & Lockwood
                           Four Stamford Plaza
                           107 Elm Street
                           P.O. Box 120
                           Stamford, CT  06904-0120
                           Attention:  Evan S. Seideman, Esq.
                           Telephone:  (203) 351-4277
                           Facsimile:  (203) 708-3808


or to such other address as any party may designate by written notice in the aforesaid manner.



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



               (b) ASSIGNABILITY; BENEFIT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns. This Agreement shall not be assignable by any of the parties except with the prior written consent of all of the other parties hereto, and any purported assignment without such consent shall be void.

               (c) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

               (d) WAIVER. Any failure of a party to comply with an obligation, covenant, agreement or condition herein may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of any other failure.

               (e) AMENDMENT. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company, or its successors or permitted assigns, and the Group.

               (f) REMEDIES  CUMULATIVE.  All  remedies of the parties  provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein and every remedy given herein or available by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

               (g) HEADINGS.  The section and other  headings  contained in this
Agreement   are  for   reference   purposes   only  and  shall  not  affect  the
interpretation or meaning of this Agreement.

               (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

               (i) BANKRUPTCY, ETC. This Agreement shall become null, void, and unenforceable in the event that (1) the Company has dissolved or liquidated or taken an equivalent action, (2) an involuntary petition shall have been filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against the Company or any of its subsidiaries, (3) a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official have been appointed to take possession, custody, or control of the property of the Company or any of its subsidiaries, (4) the Company or any of its subsidiaries have admitted in writing its inability to pay any debts, individually or in the aggregate, that are equal to or greater than $250,000 as they mature,



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



or have filed any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law or laws for the relief of, or relating to, debtors, (5) the Company or any of its subsidiaries have made a general assignment for the benefit of creditors or entered into an agreement of composition with its creditors, or (6) the Company or any of its subsidiaries ceases to operate a guaranteed price and fill VWAP service or system.

                            [signature page follows]























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



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.




                                THE ASHTON TECHNOLOGY GROUP, INC.

                                By: /s/ William W. Uchimoto
                                    -----------------------------------
                                    Name: William W. Uchimoto
                                    Title: EVP & General Counsel


                                OPTIMARK INNOVATIONS INC.

                                By: /s/ Robert J. Warshaw
                                    -----------------------------------
                                    Name: Robert J. Warshaw
                                    Title: President


                                OPTIMARK, INC.

                                By: /s/ Robert J. Warshaw
                                    -----------------------------------
                                    Name: Robert J. Warshaw
                                    Title: CEO


                                OPTIMARK HOLDINGS INC.

                                By: /s/ Robert J. Warshaw
                                    -----------------------------------
                                    Name: Robert J. Warshaw
                                    Title: CEO



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